Exhibit 8.1

1717 Main Street, Suite 3700 Dallas, Texas 75201 +1.214.659.4400 Phone +1.214.659.4401 Fax andrewskurthkenyon.com

July 21, 2017

Spark Energy, Inc.

12140 Wickchester Lane, Suite 100

Houston, Texas 77079

Ladies and Gentlemen:

We have acted as special counsel to Spark Energy, Inc., a Delaware Corporation (the “Issuer”), in connection with the offering and sale, from time to time, of the Issuer’s 8.75% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”) having an aggregate offering price of up to $50,000,000 (the “Preferred Shares”) on terms to be determined at the time of the offering and sale thereof. The Preferred Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “SEC”) on October 7, 2016 (Registration No. 333-214023) and declared effective by the SEC on October 20, 2016 (the “Registration Statement”). A prospectus supplement dated July 21, 2017, which together with the prospectus filed with the Registration Statement shall constitute the “Prospectus” is being filed on the date hereof pursuant to Rule 424(b) promulgated under the Securities Act.

In rendering the opinion set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation of the Issuer on file with Secretary of State of the State of Delaware, including the Certificate of Designations of Rights and Preferences relating to the Series A Preferred Stock, (ii) the Amended and Restated Bylaws of the Issuer, as certified to us by an officer of the Issuer, (iii) the At-the-Market Issuance Sales Agreement dated July 21, 2017, between the Issuer and FBR Capital Markets & Co., relating to the offer and sale of the Preferred Shares (the “Sales Agreement), and (iv) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In our examination, we have assumed (i) the authenticity and completeness of all original documents reviewed by us in original or copy form, (ii) the conformity to the original documents of all documents reviewed by us as copies, including electronic copies and conformed copies, (iii) the due authorization, legal capacity, execution and delivery on behalf of the respective parties thereto of all documents referred to herein and the legal, valid and binding effect thereof on such parties, (iv) the genuineness of all signatures on documents examined by us, (v) the truth, accuracy and completeness of the information, factual matters, representations and warranties

ANDREWS KURTH KENYON LLP

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contained in the records, documents, instruments and certificates we have reviewed and (vi) each unexecuted document submitted to us for our review will be executed in a form materially identical to the form we reviewed. We have also assumed that all Preferred Shares will be issued and sold in the manner described in the Prospectus and in accordance with the terms of the Sales Agreement.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein and the discussion in the Prospectus under the caption, “Material U.S. Federal Income Tax Considerations,” we are of the opinion that the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

The foregoing opinion is limited to the United States federal income tax matters addressed herein, and no other opinions are rendered with respect to other United States federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. The foregoing opinion is based on current provisions of the Code and the Treasury regulations thereunder, published administrative interpretations thereof, and published court decisions, all of which are subject to change and new interpretation, both prospectively and retroactively. Although the conclusions set forth herein represent our best judgment as to the probable outcome on the merits of such matters, the Internal Revenue Service and the courts are not bound by, and may disagree with, the conclusions set forth herein. If any one of the statements, representations, warranties or assumptions that we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon.

We consent to the filing by you of this opinion as an exhibit to the Issuer’s Current Report on Form 8-K filed on the date hereof, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP